Mr. Baowen Ren
Chairman, Board of Directors
Sino Clean Energy Inc.
Room 1502, Building D, Wangzuo International City Building
No. 3 Tangyuan Road, Gaoxin District Xi'an, Shaanxi Province
People’s Republic of China

May 16, 2011

11:20am EST

Dear Chairman Ren:

Effectively immediately, I resign all my positions held with Sino Clean Energy Inc and all its subsidiaries, including as board member and as member and chairman of the audit committee.

Sincerely,

/s/ Joseph Levinson
Joseph Levinson